Exhibit 99.1

AspenBio Pharma’s New Human Appendicitis Blood Test Continues to Show High Accuracy in Clinical Trials

AppyScore™ Technology Demonstrates Significant Consistent Correlation of Test Results and Appendicitis Condition

CASTLE ROCK, CO., February 22, 2007 — AspenBio Pharma, Inc. (OTC Bulletin Board: APNB:OB) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, today reported on the current results from ongoing research and clinical studies of the company’s human appendicitis blood test. Three studies have been conducted during the past 30 months, with one 400 patient study still ongoing.

Based on the data obtained to-date, the company’s AppyScore™ blood test appears able to identify patients with appendicitis at a very high sensitivity level of 94% to 97%. This compares to significantly lower diagnostic success rates for expensive CT scans, which are generally considered the best diagnostic method available for appendicitis.

With this test, AspenBio is targeting an overwhelming need for more accurate, faster, and less costly technologies for detecting appendicitis. Last year in the United States alone, out of the some 700,000 patients who had their appendix removed due to abdominal pain, an estimated 100,000 (about 14%) were later determined to have had a normal appendix. Meanwhile, around 100,000 with real appendicitis were diagnosed incorrectly or too slowly and suffered a perforated appendix, a potentially fatal condition requiring emergency surgery which involves greater expense, risk, significantly longer treatment, and extended hospitalization. These poor outcomes begin with suboptimal diagnostic technology and prove costly not only for patients, but also for insurance companies who pay for most of the estimated $10 billion to $12 billion in appendectomies every year.

“As we continue to increase the numbers of patients in our large on-going emergency room study, the high level of accuracy of our AppyScore blood test sustains a consistent trend,” notes Dr. John Bealer, a pediatric surgeon from Denver, Colorado and co-inventor of the test. “These initial 94% to 97% accuracy levels are excellent and already a significant improvement over current diagnostic methods. We believe this novel appendicitis triage blood test will eventually become an essential new tool for ER, Urgent Care, and primary care physicians to help them more rapidly and accurately separate those patients that are true appendicitis cases from those suffering from some other condition.”

Richard Donnelly, CEO of AspenBio Pharma, added, “We are very encouraged to see the consistent positive results from expanded clinical testing, especially on this first generation assay. To be the first to offer a blood test like this to ER doctors worldwide will be a major event not only for AspenBio, but for the entire healthcare community. Given the current pace of our clinical testing program, we are still anticipating a 2007 regulatory filing with the FDA.”

The FDA approval process for diagnostics is typically much shorter than for drugs. If successfully completed and approved, AspenBio Pharma management estimates the annual U.S. market potential for AppyScore and AppyScreen™ systems could be in the hundreds of millions of dollars, with the international market potential at a multiple of that of the U.S. The estimates are based upon a potential annual emergency room/urgent care usage in the U.S. of 6 million tests and a sales price of a few hundred dollars per test.

An Overview of AspenBio’s Clinical Testing Activities and Results
Early on in the development of the company’s appendicitis blood test, an original proteomic approach was used to identify the blood biomarker that is present in appendix tissue and blood in patients with acute appendicitis. This research demonstrated the strong correlation between appendicitis and elevation of the target blood biomarker in a study involving 34 patients who had appendicitis surgery with removal of tissue samples.

Of these initial 34 cases, 24 patients were definitively confirmed as true appendicitis cases by conventional histopathology. The AppyScore triage test using the biomarker technology successfully identified 100% (24/24) of these diseased true appendicitis patients. Additionally, 100% (10/10) of the non-appendicitis patients were found by the AppyScore triage test technology to not have the target marker sufficiently present in appendix tissue samples.

Pre-operative blood samples from these 34 patients were also analyzed for the presence of the target marker in blood using the AppyScore test. The average AppyScore assay result from acute appendicitis patients was more than seven times higher than the average AppyScore result from patients without appendicitis.

Based on these highly correlative results, an expanded retrospective study was conducted with 220 AppyScore test subjects. AppyScore blood test determinations were made from three groups: 1) true appendicitis patients, 2) patients without appendicitis seeking emergency medical care for abdominal pain, and 3) presumably healthy donors. A total of 68 blood samples were from patients with true appendicitis as determined by histopathology, and 97.9% of these appendicitis patients were found to have an elevated AppyScore result.

This study also noted that of the 68 patients with appendicitis, 48 underwent a costly and time consuming computed tomography (CT) scan prior to surgery. The AppyScore blood-based assay correctly identified 47 of 48 (97.9%) of the appendicitis cases, whereas the CT imaging technology only correctly identify 43 of 48 (89.6%) of the appendicitis cases.

A further separate 400 patient study is currently underway. The study’s subject blood samples are being taken from hospital emergency room patients with suspected appendicitis and from normal donors from a patient base of six hospitals. A total of 175 study subject samples have been collected and tested to date for AppyScore values, including a control group consisting of 100 donors considered normal based on self-reported health questionnaires. Thus far in this large ongoing study, of 75 evaluable cases there have been 36 confirmed by histopathology to have appendicitis. The AppyScore blood test correctly detected 94.4% (34/36) of these true appendicitis patients as measured by an AppyScore level above an established threshold value. Of the non-appendicitis patients 76.9% (30/39) had an AppyScore level below that threshold value. These results constitute a preliminary overall accuracy rate of 85%, with an important statistic being the 94.4% correctly identified. These results demonstrate the accuracy of the AppyScore system to correctly detect appendicitis cases, while also assisting with ruling out patients that are much less likely to be true appendicitis cases. While these results are preliminary, they indicate a consistent trend and offer the prospect of great value to the physician in quickly determining the stage of appendicitis and the danger of perforation. However, it should be noted this study is on-going with planned expansion for enrolling more patients in order to further assess these findings.

AppyScore’s Direct Correlation with Grade or Severity of Appendicitis
AspenBio has established a novel grading approach, the AppyGrade™ system, to describe the severity of the disease condition in appendix tissue from potential appendicitis patients. Grade 1 represents a normal or baseline condition with no identifiable disease within the appendix. Grade 1 is used to identify patients that do not have true appendicitis and have not undergone appendectomy. Grades 2-4 describe increasing levels of true disease condition according to histopathology within the appendix. All of the company’s studies to-date indicate that AppyScore values from blood-based biomarker tests are directly proportional to AppyGrade appendicitis severity levels from histopathology examinations.

Preliminary results to date show a strong trend of the AppyScore approach to consistently identify and distinguish patients with appendicitis from those patients who should be considered to be at low risk for appendicitis.

Appendicitis Triage Blood Test – Reducing Unnecessary and Costly CT Scanning
AspenBio’s first generation AppyScore Appendicitis Triage Blood Test is also designed to identify patients that have decreased need for further workup for appendicitis because they have been ruled out on the basis of the AppyScore blood test. A major advantage of the AppyScore test is how it can potentially reduce the number of unnecessary and costly computed tomography (CT) scans and enable faster diagnosis by the physician evaluating the patient and the symptoms. Based on the data to-date, the AppyScore blood test can be used to identify true appendicitis patients with high sensitivity of 94 — 97%. In the case of 75 patients in the on-going emergency room study, a total of 30 patients were correctly identified as not having appendicitis and would therefore have reduced need for further appendicitis workup such as CT scanning. Considering a CT scan and related costs can range between $3,000 to $5,000, the total cost savings on CT alone in this population of 75 patients could have been between $90,000 and $150,000, depending upon the selection of an appropriate AppyScore threshold level based on retrospective analysis. In the context of 6,000,000 U.S. patients annually entering the emergency room complaining of abdominal pain who could potentially have appendicitis, this test can be highly meaningful in assisting the doctor with a rapid and accurate diagnosis of appendicitis, reducing cost to the patient and medical system, and decreasing the number of life threatening perforations that occur each year.

Patent Portfolio Expansion
The patent portfolio for the AppyScore /AppyScreen appendicitis diagnostic technologies has recently been expanded primarily in two dimensions.

First, the platform patent position has progressed towards strategic worldwide coverage. Based on earlier U.S. and Patent Cooperation Treaty International patent applications, intellectual property rights are being widely pursued in over 60 selected countries and markets by entering the national or regional phase of activity.

Second, through a new patent application filing, the company has established a position on improvements and variations in the technology. These additional directions relate in part to the unique ability for the blood-based biomarker tests to assist not only in diagnosing the presence or absence of appendicitis, but also in assessing more precisely and accurately the clinical grade of appendicitis condition. These improvements are designed to significantly enhance the quality of triage and increase the speed of making clinically relevant diagnostic information available. These developments also offer substantially reduced total costs in comparison with nuclear medicine and imaging while reducing the risk of ionizing radiation exposure to the patient.

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and/or that have large worldwide market potential in fields including human diagnostics. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. For more information, please visit: www.aspenbiopharma.com. AppyScore™, AppyScreen™, and AppyGrade™ are trademarks of the company in connection with products being developed for human appendicitis diagnostic technology.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the ability to successfully complete the development of new products and produce them economically, secure intellectual property positions including valid and enforceable patent and trademark rights, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, obtain additional funding as and if needed, adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, and realization of intangible assets. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman 303-722-4008

Investor Relations:
Liolios Group, Inc.
Scott Liolios or Ron Both
949-574-3860